ENCORE MEDICAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF 2005

COMPANY ACHIEVES CONTINUED REVENUE GROWTH AND IMPROVES OPERATING MARGIN

Austin, TX – October 31, 2005 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its third quarter ended October 1, 2005. Encore’s comparative financial results benefited from the impact of its October 2004 acquisition of Empi, Inc. (“Empi”). In addition, in August 2005 Encore completed the divestiture of certain assets which comprised its bracing, splinting and patient safety products (“soft goods product line”). Beginning in the third quarter, results attributable to such divestiture are classified as discontinued operations. All financial and statistical information included in this press release reflects the continuing operations of the Company’s business for all periods presented unless otherwise indicated.

Third quarter highlights include:

•	Revenue of $72.7 million, up 171.4% over the third quarter of 2004.

•	Gross margin of 61.8%, compared to 54.1% in the third quarter of 2004.

•	Income from continuing operations of $11.6 million, or 15.9% of revenue, increased significantly over income from continuing operations of $1.7 million, or 6.4% of revenue, in the third quarter of 2004.

•	Earnings per share from continuing operations of $0.05, compared to earnings per share from continuing operations of $0.03 in the third quarter of 2004.

Encore achieved revenue of $72.7 million in the third quarter of 2005, representing an increase of 171.4% over revenue of $26.8 million in the third quarter of 2004. Surgical Implant Division revenue of $14.4 million in the third quarter of 2005 increased 30.9% over revenue of $11.0 million in the same period last year, driven principally by sales growth in its knee, hip and shoulder product lines along with sales of Advanced SpineTM and other total joint products from Encore’s February 2005 acquisition of the assets of Osteoimplant Technologies, Inc. (“OTI”). Orthopedic Rehabilitation Division revenue of $58.3 million increased significantly over revenue of $15.8 million in the same period last year, principally driven by increased sales in Encore’s clinical and home electrotherapy product lines.

For the nine months ended October 1, 2005, Encore’s total revenue of $218.7 million represented a 174.5% increase over total revenue of $79.7 million for the comparable period in 2004. Surgical Implant Division revenue of $40.4 million for the first nine months of 2005 increased 26.3% over revenue of $32.0 million in the comparable period in 2004. Orthopedic Rehabilitation Division revenue of $178.3 million increased significantly over revenue of $47.7 million in the comparable period in 2004.

Kenneth W. Davidson, Encore’s Chairman and Chief Executive Officer, commented, “We continue to make solid progress in growing our core product lines, improving operating margins and upgrading and broadening our product offerings in both our Surgical Implant and Orthopedic Rehabilitation Divisions.”

Encore achieved gross margin of 61.8% in the third quarter of 2005 compared to 54.1% in the third quarter of 2004. Surgical Implant Division gross margin of 79.2% in the third quarter of 2005 compared favorably to gross margin of 72.4% in the third quarter of 2004. Orthopedic Rehabilitation Division gross margin increased to 57.4% in the third quarter of 2005 from 41.7% in the same period last year, driven by continued growth in Encore’s higher margin electrotherapy product lines and the impact of revenue from sales of Empi product lines, which began in the fourth quarter of 2004. For the nine months ended October 1, 2005, Encore achieved a gross margin of 60.7% compared to a gross margin of 53.7% in the comparable period in 2004.

In the third quarter of 2005, Encore achieved income from continuing operations of $11.6 million, or 15.9% of revenue, representing a significant improvement over income from continuing operations of $1.7 million, or 6.4% of revenue, in the third quarter of 2004, primarily due to revenue growth and gross margin improvement in both its Surgical Implant and Orthopedic Rehabilitation Divisions. Income from continuing operations in the third quarter of 2004 was negatively impacted by approximately $1.1 million of expenses related to the termination of an acquisition agreement and the settlement of patent litigation. For the nine months ended October 1, 2005, Encore achieved income from continuing operations of $31.2 million, or 14.3% of revenue, compared to income from continuing operations of $6.8 million, or 8.5% of revenue, in the comparable period in 2004.

Encore recorded interest expense of $7.0 million in the third quarter of 2005 compared to interest expense of $167,000 in the third quarter of 2004. Factors impacting the third quarter 2005 interest expense comparison to the same period last year included $550,000 of amortization of deferred financing fees associated with the Empi acquisition and borrowings of $328.6 million related to the financing of both the Empi acquisition in October 2004 and the acquisition of OTI in February 2005. At October 1, 2005, Encore had $316.6 million of long-term debt. For the nine months ended October 1, 2005, interest expense of $21.4 million compared to interest expense of $516,000 in the comparable period of 2004.

Encore’s net income from continuing operations was $2.7 million, or $0.05 of diluted earnings per share in the third quarter of 2005 compared to net income from continuing operations of $1.2 million, or $0.03 of diluted earnings per share in the third quarter of 2004. For the nine months ended October 1, 2005, Encore achieved net income from continuing operations of $6.2 million, or $0.12 of diluted earnings per share, compared to net income from continuing operations of $4.4 million, or $0.10 of diluted earnings per share, in the same period in 2004.

Discontinued Operations

On August 8, 2005, Encore completed the divestiture of certain assets of its soft goods product line. For accounting purposes, the operating results of the soft goods product line and the gain on asset sale associated with this transaction have been classified as discontinued operations in the condensed consolidated statements of operations for all historical periods.

In the third quarter of 2005, Encore reported income from discontinued operations of approximately $16,000 compared to income from discontinued operations of approximately $0.1 million in the third quarter of 2004. Also in the third quarter of 2005, the Company reported a $2.4 million gain, or $0.05 per diluted share, from the divestiture of such operations.

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, October 31, 2005, to discuss its third quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please log in at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Statements of Earnings
For the Three Months and Nine Months Ended October 1, 2005
(in thousands, except per share data)
			(Unaudited)
			Quarter Ended						Nine Months Ended

		10/1/05			10/2/04			10/1/05			10/2/04

	$		%	$		%	$		%	$		%
Net sales		$72,726	100.0%		$26,801	100.0%		$218,714	100.0%		$79,677	100.0%
Cost of sales		27,809	38.2%		12,309	45.9%		86,058	39.3%		36,854	46.3%

Gross margin		44,917	61.8%		14,492	54.1%		132,656	60.7%		42,823	53.7%
Operating expenses:
Selling, general and administrative		30,868	42.5%		11,224	41.9%		94,045	43.0%		31,178	39.1%
Research and development		2,479	3.4%		1,559	5.8%		7,371	3.4%		4,881	6.1%

Income from continuing operations		11,570	15.9%		1,709	6.4%		31,240	14.3%		6,764	8.5%
Other income (expense):
Interest income		101	0.1%		147	0.5%		272	0.1%		393	0.5%
Interest expense		(7,013)	(9.6%)		(167)	(0.6%)		(21,355)	(9.8%)		(516)	(0.6%)
Other income (expense), net		(150)	(0.2%)		118	0.4%		107	0.1%		315	0.3%

Income from continuing operations before
income taxes and minority interest		4,508	6.2%		1,807	6.7%		10,264	4.7%		6,956	8.7%
Provision for income taxes		1,771	2.4%		634	2.3%		4,003	1.8%		2,569	3.2%
Minority interest		30	0.1%		—	0.0%		73	0.1%		—	0.0%

Net income from continuing operations		$2,707	3.7%		$1,173	4.4%		$6,188	2.8%		$4,387	5.5%
Discontinued operations:
Gain on disposal of discontinued
operations (net of income tax of $1,542)		2,383	3.3%		—	0.0%		2,383	1.1%		—	0.0%
Income from discontinued operations
(net of income tax of $10, $59,
$348 and $63, respectively)		16	0.0%		109	0.4%		569	0.3%		107	0.1%

Net income		$5,106	7.0%		$1,282	4.8%		$9,140	4.2%		$4,494	5.6%

Earnings per share – basic:
Income from continuing operations		$0.05			$0.03			$0.12			$0.10
Discontinued operations		$0.05			—			$0.06			—

Net income		$0.10			$0.03			$0.18			$0.10

Earnings per share — diluted:
Income from continuing operations		$0.05			$0.03			$0.12			$0.10
Discontinued operations		$0.05			—			$0.05			—

Net income		$0.10			$0.03			$0.17			$0.10

Weighted average number of shares outstanding:
Basic		51,791			42,916			51,744			42,870
Diluted		52,491			44,035			52,395			44,272